SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 8, 2006

HARBIN ELECTRIC, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51006	98-0403396
(State or other Jurisdiction of Identification Incorporation)	(Commission File Number)	(IRS Employer No.)

No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu
Harbin Kai Fa Qu, Harbin, 150060, China
(Address of Principal Executive Offices)

86-451-86116757
(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

Harbin Tech Full Electric Co., Ltd. ("HTFE”), a wholly-owned subsidiary of Harbin Electric, Inc., has entered into an agreement ("Agreement") dated as of September 8, 2006 with Shanghai Lingang Investment and Development Company Limited ("Shanghai Lingang") with respect to HTFE’s lease and use of 40,800 square meters of State-owned land in the Shanghai Zhuqiao Airport Industrial Zone (the "Site").

The term of the lease is 50 years and the aggregate amount that HTFE shall pay to Shanghai Lingang is approximately US$2.54 million ("Fee"), 50% of which is payable within 10 days of the date of the Agreement and 45% of which is payable upon Shanghai Lingang's completion of certain regulatory applications on behalf of HTFE. The balance of the Fee is payable within seven days of receipt of a regulatory permit for work commencement.

The Site is to be used for industrial purposes. The Agreement provides that HTFE shall invest approximately US$15 million in the Site and shall register a Sino-foreign joint venture company at the location of Shanghai Lingang, with taxes payable at the same location. HTFE has agreed to compensate Shanghai Lingang for certain local taxes due to the local tax authority in connection with applicable tax generation requirements.

The Agreement also sets forth certain other rights and obligations of the parties. The Agreement is governed by PRC law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 8, 2006

Harbin Electric, Inc.
(Registrant)

By:	/s/ Tianfu Yang
Tianfu Yang
Chief Executive Officer